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                                                                    Exhibit 23.4





                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                   1995 AND 1996 FINANCIAL STATEMENT SCHEDULE



Board of Directors and Shareholders
VF Corporation

Our report on the 1995 and 1996 consolidated financial statements of VF Corporation has been incorporated by reference in this Form 10-K from page 21 of the 1996 Annual Report to Shareholders of VF Corporation. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in Item 14(a)2 on page 13 of this Form 10-K.

In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/ Coopers & Lybrand L.L.P.

Philadelphia, Pennsylvania
February 6, 1997